Exhibit 12

February 24, 2023

Roots Real Estate Investment Community I, LLC

1344 La France Street NE

Atlanta, Georgia 30307

Re:	Securities Registered under Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Post-Qualification Amendment on Form 1-A (CIK No. 0001866803) (as amended or supplemented, the “Post-Qualification Amendment”) pursuant to Rule 252(d) of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), relating to the filing of the Post-Qualification Amendment and the offering by Roots Real Estate Investment Community I, LLC, a Georgia limited liability company (the “Company”) of up to $75,000,000 of the Company’s units of limited liability company membership interests (the “Units”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on a certificate of the managers of the Manager of the Company. The opinion set forth below is limited to the Georgia Limited Liability Company Act (the “Act”).

Based on the foregoing, we are of the opinion that the Units have been duly authorized, and, upon issuance and delivery against payment therefor in accordance with the terms of those certain Subscription Agreements between investors and the Company, a form of which is included in the Post-Qualification Amendment as Exhibit 4, the Units will be, when sold, validly issued and purchasers of the Units will not have any obligation to make payments to the Company or its creditors or contributions to the Company or its creditors (other than the purchase price for the Units, tax liabilities passed through to each member, and improper distributions under certain circumstances as set forth in Section 14-11-408 and 14-11-605 of the Act) solely by reason of the purchasers’ ownership of the Units.

We hereby consent to the inclusion of this opinion as Exhibit 12 to the Post-Qualification Amendment and to the references to our firm under the caption “Legal Matters” in the Offering Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Sincerely yours,

/s/ Williams Business Law, LLC

Williams Business Law, LLC